Exhibit 99.1

PRESS RELEASE

NII Holdings, Inc.
10700 Parkridge Blvd., Suite 600
Reston, Va. 20191
(703) 390-5100
Contacts:
Investor Relations: Tim Perrott
(703) 390-5113
tim.perrott@nii.com
Media Relations: Claudia E. Restrepo
(786) 251-7020
claudia.restrepo@nii.com
NII Holdings Announces Pricing of Convertible Note Offering
RESTON, VA, May 31, 2007 — NII Holdings, Inc. (Nasdaq: NIHD) today announced the pricing of its offering of $1,000.0 million principal amount of 3,125% Convertible Notes due 2012. The notes were privately placed with qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The sale of the notes is expected to close on June 5, 2007. NII has granted the initial purchaser of the notes a 13 day option to purchase up to an additional $200.0 million principal amount of notes.
The notes are convertible under certain circumstances into NII common stock at a conversion rate of 8.4517 shares per $1,000 principal amount of notes (equal to an initial conversion price of approximately $118.32 per share), subject to adjustment in certain circumstances. Upon a surrender of notes for conversion, NII will have the right to deliver, in lieu of shares of its common stock, cash or a combination of cash and shares of its common stock.
Holders may require NII to repurchase the notes upon the occurrence of certain designated events at a repurchase price equal to the principal amount of the notes plus accrued and unpaid interest, if any, to the repurchase date.
NII intends to use up to $250 million of the net proceeds from the notes offering to purchase shares of its common stock contemporaneously with the sale of the notes as part of a $500.0 million stock repurchase program authorized by its board on May 29, 2007. NII intends to use the remaining proceeds of the convertible offering primarily for general corporate purposes, which may include, without limitation, additional repurchases of shares of its common stock under the stock repurchase program, expansion of its existing network, primarily in Brazil and Chile, the acquisition of telecommunications spectrum licenses or other assets, the refinancing, repayment or repurchase of outstanding indebtedness, or other purposes.
The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.
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Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward-looking terminology, including “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” and “forecast,” or other similar words. Statements contained in this press release are based upon information presently available to us and assumptions that we believe to be reasonable. We are not assuming any duty to update this information should those facts change or should we no longer believe the assumptions to be reasonable. These statements are subject to risks and uncertainties, including without limitation, general market conditions, the market for the company’s securities, the performance of the company’s business and other risks detailed from time-to-time in the company’s filings with the Securities and Exchange Commission. There is no assurance that NII Holdings, Inc. will complete the sale of the notes.